Exhibit 10.3
Great Plains Energy Incorporated (Great Plains Energy)
Long-Term Incentive Plan

Awards Standards and Performance Criteria
Effective as of January 1, 2011

Objective

The purpose of the Great Plains Energy Long-Term Incentive Plan (“Plan”) is to encourage officers and other key employees to acquire a proprietary and vested interest in the growth and performance of Great Plains Energy (the “Company”); to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders; and to aid in the attraction and retention of the qualified individuals upon whom the Company’s success largely depends.  The Plan provides equity incentives for the achievement of increased shareholder value over a multi-year period.

Eligible employees include officers and other key employees of Great Plains Energy, Kansas City Power & Light (KCP&L), and KCP&L Greater Missouri Operations Company (GMO) (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors.

Awards

Awards generally are recommended by the Committee and approved by the independent members of the Board of Directors and set as a percentage of the participant’s base salary  Percentages will vary based on level of responsibility, market data, and internal comparisons.  Awards generally will be based on a dollar amount which will then be converted to shares of restricted stock, performance shares, or a combination of both as determined by the independent members of the Board of Directors, using the Fair Market Value as of the grant date.

Performance Criteria

The amount of an individual participant’s performance share award will be determined based on performance against the specific objectives and performance levels approved by the independent members of the Board of Directors.  Each participant will receive an award agreement including, among other things, the applicable objectives and performance levels.  These objectives and performance levels will also be attached as an appendix to this document.

Payment and Awards

Time-based restricted stock will be payable in shares of Company common stock unless otherwise determined by the Committee.  Dividends accrued on the restricted stock will be reinvested during the period under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (DRIP) and will also be paid in stock at the end of the period.  Restricted stock is issued in the name of the participant; consequently, the participant will have the right to vote the restricted stock during the period.

Performance shares will be paid with a combination of cash sufficient, in combination with the cash dividend equivalents, to satisfy withholding taxes, with the remainder of the payment in shares of Company common stock, unless otherwise determined by the Committee.  Dividend equivalents over the performance period will be calculated on the actual number of performance shares earned and paid in cash.

Earned performance share awards will be payable to each participant as soon as practicable after the end of the performance period, subject to Committee verification of performance.  To the extent practicable, performance share payments shall occur during an “open window” period.

The Company may deduct from the cash portion of any award all applicable withholding and other taxes applicable to the entire award. No Company common stock will be paid under an award until the participant (or the participant’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or the participant and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the applicable withholding taxes, the participant or the participant’s successor may elect to have the Company retain that number of shares (valued at their Fair Market Value, as that term is defined in the Company’s Long-Term Incentive Plan, as may be amended or restated) that would satisfy the applicable withholding taxes, subject to the Committee’s continuing authority to require cash payment notwithstanding participant’s election.

To the extent the participant elects to have shares withheld to cover the applicable minimum withholding requirements, the participant must complete a withholding election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than sixty days from the grant date of the award).  The participant may elect on such form to deliver additional shares for withholding above the minimum required withholding rate, but not to exceed the participant’s individual marginal tax rate.  To the extent no withholding election is made before the date specified, the participant is required to pay the Company the amount of federal, state and local income and employment tax withholdings by cash or check at the time the participant recognizes income with respect to such shares, or must make other arrangements satisfactory to the Company to satisfy the tax withholding obligations after which the Company will release or deliver, as applicable, to the participant the full number of shares.

The company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that each participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured , and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives.  The Company may, in its discretion, (i) seek repayment from the participants; (ii) reduce the amount that would otherwise be payable to the participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any participant, whether or not such participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

Administration

The Committee has the full power and authority to administer, and interpret the provisions of, the Plan.  The Committee has the power and authority to add, delete and modify the provisions of this document at any time.  This document does not replace or change the provisions or terms of the Plan; in the event of conflicts between this document and the Plan, the Plan is controlling.

Adopted by the independent members of
the Board of Directors on February 8, 2011

By:______________________________
Robert H. West, Lead Director

Appendix

2011 – 2013 Performance Criteria

Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

1.2013 FFO to Total Adjusted Debt 1	50	16.0%	17.0%	18.5%	20.0%

2.Total Shareholder Return (TSR) versus EEI Index2	50		See below

As of the date of this filing Great Plains Energy Incorporated has not provided earnings or other guidance for 2011 or future periods.

1 FFO to Total Adjusted Debt is calculated using Standard and Poor’s methodology.  FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles ("GAAP").
2 Total Shareholder Return (TSR) is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period from 2011-2013. At the end of the three-year measurement period, the Company will assess its total shareholder return compared to the EEI index. Depending on how the Company ranks, the executive will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)

75th and above	200
60th to 74th	150
40th to 59th	100
25th to 39th	50
24th and below	0